UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

February 28, 2014

KENNEDY-WILSON HOLDINGS, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

001-33824	26-0508760
(Commission File Number)	(IRS Employer Identification No.)

9701 Wilshire Blvd., Suite 700 Beverly Hills, California	90212
(Address of Principal Executive Offices)	(Zip Code)

(310) 887-6400

(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events.

Initial Public Offering of Kennedy Wilson Europe Real Estate Plc

As previously announced, Kennedy-Wilson Holdings, Inc. (the “Company” or “Kennedy-Wilson”) was considering potential capital-raising opportunities in Europe, including transactions through a publicly listed vehicle. On February 28, 2014, Kennedy Wilson Europe Real Estate Plc (“KWE,” LSE: KWE), a Jersey investment company, announced that it had closed its initial public offering, raising approximately £1 billion (approximately $1.7 billion) in gross proceeds (assuming the £91 million (approximately $151 million) over-allotment option is fully exercised). KWE, whose ordinary shares are listed on the London Stock Exchange’s main market, was formed to acquire real estate and real estate-related assets in Europe, principally in the United Kingdom, Ireland and Spain, but also in other European countries on an opportunistic basis. KWE will be externally managed by a wholly-owned subsidiary of the Company incorporated in Jersey (“KW Manager”) pursuant to an investment management agreement that is described in more detail below.

In connection with KWE’s initial public offering, the Company subscribed for £122.0 million (approximately $203 million) of KWE’s shares, consisting of an £87.0 million (approximately $145 million) cash subscription and the contribution of the Company’s 50% interest in a portfolio of 14 real estate assets located across the United Kingdom. In addition, the Company agreed to novate to KWE, the Company’s interests in a pending contract to acquire a portfolio of 26 real estate assets located across the United Kingdom. The Company owns 13.4% of KWE’s total share capital immediately following the closing of the offering. Furthermore, certain employees of the Company in the United States and Europe, including certain executive officers of the Company, invested an aggregate of £3.0 million (approximately $5.0 million) in KWE’s ordinary shares in the offering. The Company agreed not to sell its ordinary shares of KWE that it acquired in the offering for a period of 12 months after the closing date (“Lock-Up Period”). In addition, for a period of 12 months starting after the expiration the Lock-Up Period, the Company may only sell its shares through KWE’s broker in accordance with the policies and procedures established by such broker.

Each of William J. McMorrow, Kennedy-Wilson’s Chairman and Chief Executive Officer, and Mary Ricks, President and Chief Executive Officer of Kennedy Wilson Europe, will serve as a director of KWE. In addition, Ms. Ricks will also serve as a director of KW Manager.

Based on a preliminary analysis, the Company believes that the rights provided to KW Manager in the investment management agreement provide control to the Company as defined by FASB Accounting Standards Codification Subtopic 810 – Consolidation. As such, KWE will become a consolidated subsidiary of the Company and the Company’s consolidated financial statements will include the accounts of KWE.

This Current Report on Form 8-K shall not constitute an offer to sell, or the solicitation of an offer to buy, any securities, including any securities of KWE.

Investment Management Agreement

Pursuant to the investment management agreement, dated as of February 25, 2014, between KWE and KW Manager, KWE appointed KW Manager as its investment manager to manage all of the assets and investments of KWE and its intermediate holding or investing entities. KW Manager will be paid a management fee, equal to 1% of KWE’s adjusted net asset value. This management fee will be paid quarterly in arrears and calculated based off of the adjusted net asset value as of the end of the relevant quarter. However, until at least 75% of the proceeds from the initial public offering have been invested or committed for investment, the amount of the quarterly management fee will be 0.25% of (i) the invested and committed portion of the cash proceeds, plus (ii) the value of the ordinary shares issued by KWE as consideration for the contribution of the portfolio of 14 real estate assets described above (based on the original issue price of £10 per share). Half of the management fee will be paid in cash, and the remainder will be paid in KWE’s ordinary shares. In addition, KW Manager will be entitled to reimbursement of certain out-of-pocket expenses incurred in connection with the investment management agreement.

The investment management agreement also provides for the payment of a performance fee to a wholly-owned subsidiary of the Company. The performance fee is equal to 20% of the lesser of:

•	the excess of the “shareholder return” for the relevant year (generally, the sum of the change in KWE’s adjusted net asset value per ordinary share) over a 10% annual return hurdle; and

•	the excess of year-end adjusted net asset value per ordinary share over the relevant “high water mark.”

For these purposes, the “high water mark” generally means, in respect of any year, the greater of:

•	the closing adjusted net asset value per ordinary share achieved in the most recent year in which a performance fee was payable; and

•	the gross opening net asset value, plus further cash and non-cash issues of ordinary shares, calculated on a per ordinary share basis at the end of the year in respect of which the performance fee is calculated.

The performance fee is payable annually in ordinary shares of KWE, and such shares vest equally over a three-year period.

The investment management agreement has an initial three-year term and will thereafter automatically renew in perpetuity, except that the agreement may be terminated as follows:

•	following the initial three-year term, by KWE if approved by 75% of its independent shareholders, in which event KW Manager will be entitled to receive a “termination fee”;

•	by KW Manager in connection with a change of control of KWE, certain activities by KWE not executed on the advice of KW Manager or a material change to KWE’s investment policy without KW Manager’s consent, in which event KW Manager will be entitled to receive a “termination fee”;

•	following a change of control of KW Manager, by KWE if approved by a majority of its independent shareholders;

•	by KWE following a material breach of KWE’s investment policy or certain acts of gross negligence, fraud or willful misconduct by KW Manager;

•	by KWE in connection with the termination and non-replacement of a related investment advisory agreement pursuant to which KW Manager appointed certain wholly owned subsidiaries of the Company to deliver investment and property management services;

•	by KW Manager in connection with certain material breaches by KWE; or

•	by either party in connection with certain bankruptcy- or insolvency-related events.

The “termination fee” fee payable in certain circumstances as described above is equal to three years’ management fees and a performance fee (if any) calculated to the date of termination. The termination fee will be entirely payable in cash.

The investment management agreement also provides that KWE must take steps reasonably necessary to allow KW Manager to nominate a number of directors to KWE’s board equal to one less than the number of independent directors required for independent directors to constitute a majority of the board.

Pursuant to the investment management agreement, during the term of the agreement and subject to certain exceptions, KWE will be provided priority access to all real estate or real estate loan opportunities sourced by the Company in Europe that are within the parameters of KWE’s investment policy. If KW Manager, on behalf of KWE, decides not to pursue such an investment opportunity, then, subject to certain exceptions, the Company cannot pursue that opportunity unless the independent directors of KWE first decide not to pursue that opportunity. The investment management agreement also provides that during the term of the investment management agreement, the Company will not act as an investment manager or adviser in Europe in relation to investments that are within the parameters of KWE’s investment policy. However, these priority rules and restrictions do not apply to the following:

•	any dealings by the Company or certain of its affiliates in respect of any real estate or real estate loans they owned as of February 25, 2014;

•	the acquisition or investment, by the Company or its affiliates, of or in investment opportunities that are adjacent to any investments they owned as of February 25, 2014;

•	the acquisition or investment, by the Company or its affiliates, of or in any assets they have entered into a binding agreement to acquire or invest in before the date KWE’s ordinary shares are admitted for trading on the London Stock Exchange’s main market; or

•	any transactions after KW Manager has served notice of termination of the investment management agreement.

The above description of the management agreement is a summary only and is not intended to be a complete description of all of its terms.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Kennedy-Wilson Holdings, Inc.

Date: February 28, 2014

	By:	/S/ JUSTIN ENBODY
Justin Enbody
Chief Financial Officer